Exhibit 99.1

DISCLAIMER

Deloitte LLP (“Deloitte”) prepared the Report below only for Intuitive Machines, LLC (the “Client”) pursuant to an agreement solely between Deloitte and Client. Deloitte did not perform its services on behalf of or to serve the needs of any other person or entity. Accordingly, Deloitte expressly disclaims any duties or obligations to any other person or entity based on its use of the attached Report. This document is intended solely for the information and internal use of the Client and is not intended to be and should not be used by any other person or entity. No other person or entity is entitled to rely, in any manner or for any purpose, on this document.

Deloitte did not perform an audit, review, examination or other form of attestation (as those terms are identified by the American Institute of Certified Public Accountants or by the Public Company Accounting Oversight Board) of Client’s financial statements. Accordingly, Deloitte did not express any form of assurance on Client’s accounting matters, financial statements, any financial or other information or internal controls. Deloitte did not conclude on the appropriate accounting treatment based on specific facts or recommend which accounting policy/treatment Client should select or adopt.

The observations relating to accounting matters that Deloitte provided to Client were designed to assist Client in reaching its own conclusions and do not constitute our concurrence with or support of Client’s accounting or reporting. Client alone is responsible for the preparation of its financial statements, including all of the judgments inherent in preparing them.

This information is not intended or written to be used, and it may not be used, for the purpose of avoiding penalties that may be imposed on a taxpayer.

PROCEDURES

Under the direction of Management, Deloitte drafted this pro forma footnotes and disclosures using supporting files/information provided by Management and accounting guidance under US GAAP. Deloitte did not make any accounting conclusions. The conclusions reached in this report were made by Management.

UNAUDITED PRO FORMA condensed COMBINED FINANCIAL INFORMATION

Terms used in this Current Report on Form 8-K (this “Current Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2023 (the “Proxy Statement/Prospectus”); such definitions are incorporated herein by reference.

Intuitive Machines, Inc. (“Intuitive Machines” formerly Inflection Point Acquisition Corp. “IPAX”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of IPAX and Intuitive Machines, LLC, (“Intuitive Machines OpCo”) adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Immediately before the Transactions IPAX was a blank check company incorporated on January 27, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Intuitive Machines designs, manufactures, and operates space products and services. Intuitive Machines’ near-term focus is to create and operate space systems and space infrastructure on and in the vicinity of the Moon that enables scientific and human exploration and utilization of lunar resources to support sustainable human presence on the Moon and exploration to Mars and beyond. Intuitive Machines is headquartered in Houston, Texas.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited condensed balance sheet of IPAX as of September 30, 2022 with the historical unaudited condensed consolidated balance sheet of Intuitive Machines OpCo as of September 30, 2022, giving effect to the Business Combination as if it had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 combines the historical unaudited condensed statement of operations of IPAX for the nine months ended September 30, 2022 with the historical unaudited condensed consolidated statement of operations of Intuitive Machines OpCo for the nine months ended September 30, 2022, giving effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combines the historical audited statement of operations of IPAX for the period from January 27, 2021 (inception) through December 31, 2021 with the historical audited consolidated statement of operations of Intuitive Machines OpCo for the year ended December 31, 2021, giving effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in the Proxy Statement/Prospectus and incorporated by reference into the Current Report to which this Unaudited Pro Forma Condensed Combined Financial Information is attached:

●	The historical unaudited condensed financial statements of IPAX as of and for the nine months ended September 30, 2022, and the historical audited financial statements of IPAX as of and for the period from January 27, 2021 (inception) through December 31, 2021; and

●	The historical unaudited condensed consolidated financial statements of Intuitive Machines OpCo as of and for the nine months ended September 30, 2022, and the historical audited consolidated financial statements as of and for the year ended December 31, 2021.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent IPAX’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project IPAX’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IPAX”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intuitive Machines OpCo”, and other financial information included elsewhere in the Proxy Statement/Prospectus and incorporated by reference into the Current Report to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Description of the Domestication and Transactions

As previously announced, Intuitive Machines, a Delaware corporation (formerly, prior to the Domestication, a Cayman Islands exempted company), previously entered into the Business Combination Agreement, dated as of September 16, 2022, by and among IPAX and Intuitive Machines OpCo.

On February 10, 2023, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the Proxy Statement/Prospectus”), IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continues as a Delaware corporation, changing its name to “Intuitive Machines, Inc.”

On February 13, 2023 (the “Closing Date”), as contemplated by the Business Combination Agreement and described in the Proxy Statement/Prospectus, Intuitive Machines and Intuitive Machines OpCo consummated the business combination contemplated by the Business Combination Agreement

The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement and the full text of the A&R Operating Agreement (as defined below), each of which are attached to this Current Report and are incorporated herein by reference.

Upon Closing, the Class A Common Stock ownership distribution of the post-combination company, excluding the dilutive effect of Intuitive Machines options, outstanding warrants, warrants issuable upon conversion of any working capital loans, and Preferred Investor Warrants, is as follows:

Total Capitalization

	Shares	%
Public Shareholders	5,493,182	26.1
Sponsor	8,243,750	39.2
Intuitive Machines OpCo Members	2,066,667	9.8
CFPI(1)	5,228,205	24.9
Total Shares	21,031,804	100.0

(1)	Assumes that Intuitive Machines will exercise its right to direct CFPI to make a purchase of 5.1 million shares of Class A Common Stock under the Equity Facility in addition to 0.1 million Commitment shares; these shares are not legally issued and outstanding as of Closing.See adjustment (J) for further details related to this arrangement.

Upon Closing, the ownership distribution of the post-combination company related to all instruments other than the Class A Common Stock is as follows:

Other instruments

	Shares	Class / Instrument
PIPE Investors	26,000	Preferred Shares
Intuitive Machines OpCo Members(2)	15,015	Class B Shares
Intuitive Machines OpCo Members(2)	68,140,188	Class C Shares
Public Shareholders	16,487,500	Public Warrants
Sponsor	6,845,000	Private Warrants
PIPE Investors	541,667	Preferred Investor Warrants
Intuitive Machines OpCo Members(2)	10,000,000	Earn Out Units

(2)	Intuitive Machines Class B Shares and Intuitive Machines Class C Shares represent noneconomic ownership in the post-combination company; however, these shares coincide with Intuitive Machines OpCo Common Units, which represent an economic interest in Intuitive Machines OpCo.

The Series A Investment

On September 16, 2022, concurrently with the execution of the Business Combination Agreement, IPAX entered into the Series A Purchase Agreement with the Series A Investors, pursuant to, and on the terms and subject to the conditions of which, Intuitive Machines issued and sold to the Series A Investors (i) an aggregate of 26,000 shares of Series A Preferred Stock which will be convertible into shares of Intuitive Machines Class A Common Stock and (ii) Preferred Investor Warrants to purchase 541,667 shares of Intuitive Machines Class A Common Stock at an initial exercise price of $15.00 per share, subject to adjustment. The Series A Investment was consummated following the Domestication but immediately prior to the Closing.

Accounting for the Business Combination

The Business Combination has been accounted for as a common control transaction with respect to Intuitive Machines OpCo which is akin to a reverse recapitalization. Net assets of IPAX are stated at historical cost with no goodwill or other intangible assets recorded in accordance with GAAP. The Business Combination with respect to Intuitive Machines OpCo has not been treated as a change in control due primarily to one of the Intuitive Machines OpCo Members receiving the controlling voting stake in the post-combination company; their continued management of the post-combination company; and their ability to nominate a majority of the board of directors of the post-combination company. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Intuitive Machines OpCo and IPAX are recognized at their carrying amounts on the date of the Business Combination.

Under a reverse recapitalization, IPAX has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Intuitive Machines OpCo issuing stock for the net assets of IPAX, accompanied by a recapitalization.

Tax Receivable Agreement

At the Closing, Intuitive Machines entered into a Tax Receivable Agreement with Intuitive Machines OpCo and the TRA Holders. Pursuant to the Tax Receivable Agreement, Intuitive Machines will generally be required to pay the TRA Holders 85% of the amount of the cash tax savings, if any, in U.S. federal, state, and local taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that Intuitive Machines (and applicable consolidated, unitary, or combined subsidiaries thereof, if any and collectively the “Tax Group”) realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

●	existing tax basis in certain assets of Intuitive Machines OpCo and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

●	tax basis adjustments resulting from taxable exchanges of Intuitive Machines OpCo Common Units (including any such adjustments resulting from certain payments made by Intuitive Machines under the Tax Receivable Agreement) acquired by Intuitive Machines from a TRA Holder pursuant to the terms of the Second A&R Operating Agreement;

●	certain tax benefits realized by Intuitive Machines as a result of certain U.S. federal income tax allocations of taxable income or gain away from Intuitive Machines and to other members of Intuitive Machines OpCo and deductions or losses to Intuitive Machines and away from other members of Intuitive Machines OpCo, in each case as a result of the Business Combination; and

●	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Upon the completion of the Business Combination, Intuitive Machines became a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, Intuitive Machines will make payments to the TRA Holders in respect of 85% of the cash tax savings resulting from the net tax benefit to Intuitive Machines of certain tax attributes (calculated using certain assumptions, and subject to the terms of the Tax Receivable Agreement). However, until a TRA Holder exchanges at least 5% of its Intuitive Machines OpCo Common Units, Intuitive Machines will hold such payments applicable to existing basis until the TRA Holder satisfies such threshold exchange. Upon the completion of the Business Combination, no TRA Holder has exchanged at least 5% of its Intuitive Machines OpCo Common Units. The tax impacts of the transaction were estimated based on the applicable law in effect on September 30, 2022.

Due to the uncertainty as to the amount and timing of future exchanges of Intuitive Machines OpCo Common Units by the TRA Holders and as to the price of Intuitive Machines Class A Common Stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume that any existing equityholder of Intuitive Machines OpCo have exchanged Intuitive Machines OpCo Common Units that would create an obligation under the Tax Receivable Agreement. Therefore, no increases in tax basis in Intuitive Machines OpCo’s assets or other tax benefits that may be realized under the Tax Receivable Agreement have been reflected in the unaudited condensed combined pro forma financial information. Future exchanges will result in incremental tax attributes and potential cash tax savings for Intuitive Machines. Depending on Intuitive Machines’ assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income.

However, if all of the TRA Holders were to exchange or sell us all of their Intuitive Machines OpCo Common Units, we would recognize a deferred tax asset of approximately $174.6 million and a liability under the Tax Receivable Agreement of approximately $153.0 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $10 per share; (iii) a constant corporate tax rate; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of Intuitive Machines Class A Common Stock at the time of the exchange, and the tax rates then in effect and certain change of control or early termination events occurring.

If Intuitive Machines exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of Intuitive Machines or a material breach of Intuitive Machines’ obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and Intuitive Machines will be required to make a payment to the TRA Holders in an amount equal to the present value of future payments under the Tax Receivable Agreement. This payment would be based on certain assumptions, including that Intuitive Machines would have sufficient taxable income to fully utilize the benefits arising from the Tax Attributes subject to the Tax Receivable Agreement. If Intuitive Machines were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of Intuitive Machines Class A Common Stock is equal to $10 per share, Intuitive Machines currently estimates that it would be required to pay approximately $92.5 million to satisfy its total liability.

Equity Facility

On September 16, 2022, IPAX entered into the Cantor Purchase Agreement with CFPI relating to the Equity Facility. Pursuant to the terms of the Cantor Purchase Agreement, Intuitive Machines will have the right, but not the obligation, from time to time at its sole discretion, until the first day of the month following the 18-month period from and after the Commencement, to direct CFPI to purchase up to the lesser of (i) $50.0 million of newly issued Intuitive Machines Class A Common Stock and (ii) the Exchange Cap, by delivering written notice to CFPI prior to the commencement of trading on any trading day, subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. In connection with the execution of the Cantor Purchase Agreement, IPAX agreed to issue the Commitment Shares to CFPI.

Proceeds related to the Equity Facility are fully reflected within the pro formas, as it is the intent of Intuitive Machines to exercise its right to direct CFPI to make a purchase under the Equity Facility; however, these shares were not legally outstanding at Closing. The Equity Facility will be accounted for as a purchased put option under ASC 815, Derivatives and Hedging. The Commitment Shares issued to CFPI in accordance with the Cantor Purchase Agreement will be classified as equity.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination and Transactions. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes thereto. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Intuitive Machines following the completion of the Transactions. The unaudited pro forma adjustments represent Intuitive Machines management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

IPAX and Intuitive Machines OpCo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	Intuitive Machines Historical	IPAX Historical	Transaction Adjustments			Pro Forma Combined

ASSETS

Current assets
Cash and cash equivalents	8,952	19	26,708	(A	)	86,338
			26,000	(B	)
			(24,281)	(C	)
			50,000	(J	)
			(1,060)	(K	)
Restricted cash	62	-				62
Trade accounts receivable, net	13,710	-				13,710
Contract assets	14,499	-				14,499
Prepaid expenses and other current assets	4,533	458	(3,339)	(C	)	24,788
			23,136	(K	)
Total current assets	41,756	477	97,164			139,397

Noncurrent assets
Property and equipment, net	17,210	-				17,210
Operating lease right-of-use assets	1,932	-				1,932
Marketable securities held in trust account	-	331,743	(306,592)	(A	)	-
			(25,151)	(K	)
Total noncurrent assets	19,142	331,743	(331,743)			19,142
Total assets	60,898	332,220	(234,579)			158,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	6,603	-				6,603
Accounts payable - affiliated companies	1,944	-				1,944
Current maturities of long-term debt	7,972	-				7,972
Contract liabilities, current	64,897	-				64,897
Operating lease liabilities, current	738	-				738
Other current liabilities	5,498	-	(2,620)	(C	)	2,878
Accrued offering costs and expenses	-	2,238	(2,238)	(C	)	-
Due to related party	-	110				110
Working Capital Loan	-	125				125
Total current liabilities	87,652	2,473	(4,858)			85,267

Noncurrent liabilities
Long-term debt, net of current maturities	11,982	-				11,982
Contract liabilities, non-current	3,296	-				3,296
Operating lease liabilities, non-current	2,132	-				2,132
Simple Agreements for Future Equity (“SAFE Agreements”)	18,042	-	(18,042)	(E	)	-
Other long-term liabilities	8,081	-	93,578	(G	)	101,659
Deferred underwriting fee	-	11,541	(11,541)	(C	)	-
Total noncurrent liabilities	43,533	11,541	63,995			119,069

Total liabilities	131,185	14,014	59,137			204,336

Common stock subject to possible redemption	-	317,873	(317,873)	(D	)	-
Series A Preferred Stock subject to possible redemption	-	-	25,825	(B	)	25,825
Non-controlling interests	-	-	(34,997)	(I	)	(34,997)

Shareholders’ equity
Class A common stock	-	-	1	(D	)	2
			1	(F	)
Common units	1	-	(1)	(E	)	-
Class B common stock	-	1	(1)	(F	)	-
Class C common stock	-	-	7	(E	)	7
Paid-in capital	14,722	1,598	(279,884)	(A	)	52,451
			175	(B	)
			(11,221)	(C	)
			317,872	(D	)
			18,036	(E	)
			(93,578)	(G	)
			(1,266)	(H	)
			34,997	(I	)
			51,000	(J	)
Retained earnings/(accumulated deficit)	(85,010)	(1,266)	1,266	(H	)	(89,085)
			(1,000)	(J	)
			(3,075)	(K	)
Total shareholders’ equity	(70,287)	333	33,329			(36,625)
Total liabilities and shareholders’ equity	60,898	332,220	(234,579)			158,539

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2022

(In thousands)

	Intuitive Machines Historical	IPAX Historical	Transaction Adjustments			Pro Forma Combined
REVENUES
Revenue	47,959	-				47,959

OPERATING EXPENSES
Formation and operating costs	-	2,937				2,937
Cost of revenues	54,688	-				54,688
General and administrative expense	11,004	-				11,004
Depreciation and amortization	783	-				783
Total operating expenses	66,475	2,937	-			69,412

Loss from Operations	(18,516)	(2,937)	-			(21,453)

OTHER NONOPERATING INCOME
Other income (expense), net	5	-				5
Change in fair value of SAFE agreements	181	-				181
Interest income (expense), net	(523)	1,987	(1,987)	(AA	)	(523)
Total other nonoperating income (loss)	(337)	1,987	(1,987)			(337)

Net income (loss) before provision for income taxes	(18,853)	(950)	(1,987)			(21,790)
Income tax expense	25	-	(999)	(BB	)	(974)
Net income (loss)	(18,828)	(950)	(2,986)			(22,764)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(17,396)	(CC	)	(17,396)
Net Income (loss) attributable to Intuitive Machines Inc.	(18,828)	(950)	14,410			(5,368)

Weighted average shares outstanding of redeemable Class A common stock		32,975,000
Basic and diluted net loss per share, redeemable Class A common stock		(0.02)

Weighted average shares outstanding of Class B non-redeemable common stock		8,243,750
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.02)

Pro forma weighted average shares outstanding of Class A common stock	122,500,108					21,031,804
Pro forma basic and diluted net loss per share, Class A common stock	(0.15)					(0.26)

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands)

	Year Ended December 31, 2021	For the period from January 27, 2021 (inception) through December 31, 2021
	Intuitive Machines Historical	IPAX Historical	Transaction Adjustments		Pro Forma Combined

REVENUES
Revenue	72,550	-			72,550

OPERATING EXPENSES
Formation and operating costs	-	491			491
Cost of services	100,307	-			100,307
General and administrative	9,291	-			9,291
Depreciation	840	-			840
Total operating expenses	110,438	491	-		110,929

Loss from Operations	(37,888)	(491)	-		(38,379)

OTHER NONOPERATING INCOME
Gain on extinguishment of debt	1,806	-			1,806
Change in fair value of over-allotment	-	193			193
Issuance cost of over-allotment	-	(23)			(23)
Interest income (expense), net	(224)	6	(6	)(AA)	(224)
Change in fair value of SAFE agreements	527	-			527
Other income, net	133	-	(1,000	)(DD)	(1,617)
			(750	)(EE)
Total other nonoperating income	2,242	176	(1,756)		662

Net income (loss) before provision for income taxes	(35,646)	(315)	(1,756)		(37,717)
(Provision for)/Benefit from income taxes	(2)	-	(1,129	)(BB)	(1,131)
Net income (loss)	(35,648)	(315)	(2,885)		(38,848)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(29,687	)(CC)	(29,687)
Net Income (loss) attributable to Intuitive Machines Inc.	(35,648)	(315)	26,802		(9,161)

Weighted average shares outstanding of redeemable Class A common stock		9,322,714
Basic and diluted net loss per share, redeemable Class A common stock		(0.02)

Weighted average shares outstanding of Class B non-redeemable common		7,485,546
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.02)

Pro forma weighted average shares outstanding of Class A common stock	122,500,000				21,031,804
Pro forma basic and diluted net loss per share, Class A common stock	(0.29)				(0.44)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2021, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The Business Combination will be accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Under this method of accounting, IPAX will be treated as the “acquired” company for financial reporting purposes. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Intuitive Machines OpCo and IPAX are recognized at their carrying amounts on the date of the Business Combination. Intuitive Machines OpCo has been determined to be the predecessor to the combined entity.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Current Report and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2022 are as follows:

A.	Reflects the reclassification of cash and marketable securities held in short-term investments that become available in conjunction with the Business Combination, less redemptions.

B.	Represents the pro forma adjustment to record the proceeds of $26.0 million from the Series A Investment and the issuance of 26 thousand shares of Series A Preferred Stock and 0.5 million Preferred Investor Warrants. The Preferred Stock is not classified as a liability pursuant to ASC 480, due to the fact that it is not a mandatorily redeemable financial instrument, it represents an outstanding share, and it is convertible into a fixed number of shares. The Preferred Stock is redeemable at the option of the holder. Therefore, the Preferred Stock is required to be classified outside of permanent equity pursuant to ASC 480-10-S99. The shares of Series A Preferred Stock will be classified as temporary equity. The Preferred Investor Warrants issued with the Series A Preferred Stock are exercisable for Intuitive Machines Class A Common Stock. The Preferred Investor Warrants were evaluated and deemed not to be a liability, the Preferred Investor Warrants were determined to meet the definition of a derivative, but qualified for the scope exception for instruments in an entity’s own equity as the Preferred Investor Warrants are indexed to Intuitive Machines’ own stock and meet the criteria for equity classification.

C.	Represents the pro forma adjustment to record estimated transaction costs of $25.0 million, which were direct and incremental to the Business Combination. IPAX had incurred $2.2 million in accrued transaction costs on the balance sheet as of September 30, 2022. Intuitive Machines OpCo had incurred and accrued for $3.3 million in transaction costs on the balance sheet as of September 30, 2022, relating to legal, third-party advisory, investment banking, and other miscellaneous fees. The payment of $25.0 million in transaction costs reflects the current estimate of transaction costs associated with the Business Combination. As the Business Combination will be accounted for similar to a reverse recapitalization, these costs will be reflected as a reduction to additional paid-in-capital and cash and cash equivalents.

Citi, IPAX’s underwriter, did not participate in the Business Combination and waived $11.5 million in deferred underwriting fees that were accrued on the balance sheet as of September 30, 2022 and due upon Closing. As such, we have reflected the elimination of this liability. The payment of $25.0 million in transaction costs reflects the current estimate of transaction costs associated with the Business Combination with an offsetting adjustment to additional paid-in capital.

D.	Reflects the reclassification of IPAX’s historical Class A Ordinary Shares subject to possible redemption into permanent equity.

E.	Represents issuance of 2.1 million shares of Intuitive Machines Class A Common Stock, 15,015 shares of noneconomic Intuitive Machines Class B Common Stock, and 68.1 million shares of noneconomic Intuitive Machines Class C Common Stock to Intuitive Machines OpCo Members. Upon Closing and as part of this issuance, Intuitive Machines OpCo’s legacy SAFE liability was eliminated and converted into approximately 2.1 million shares of Intuitive Machines Class A Common Stock. The conversion of the SAFE Agreements into Intuitive Machines Class A Common Stock represents the settlement of a liability measured at fair value for shares and results in the derecognition of liabilities of approximately $18.0 million with an offsetting entry to common stock and additional paid-in-capital for the issuance of shares. The conversion rate was determined as the purchase amount of each SAFE Agreement divided by the conversion price (equal to the Redemption Price per share), which included a 10% discount rate in some cases, as defined in the SAFE Agreements.

F.	Represents the pro forma adjustment to record the conversion of the Sponsor’s 8.2 million shares of Intuitive Machines Class B Ordinary Shares into Intuitive Machines Class A Ordinary Shares.

G.	Reflects the estimated fair value of the Earn Out Units issued at Closing to the Intuitive Machines OpCo Founders. An analysis was performed, and it was determined that the Earn Out Units are not indexed to Intuitive Machines’ own stock and are therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma value of the Earn Out Units was estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earn Out Units include the following: (i) Intuitive Machines stock price of $9.86; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.96%; and (iv) expected equity volatility of 100.0%. Estimates are subject to changes as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing. Changes in these assumptions would be expected to impact the fair value of the Earn Out Units. A 10% increase or decrease in the per share market price of the Intuitive Machines Class A Common Stock would cause the fair value of the Earn Out Units to change by approximately $10.2 million and $(10.2) million, respectively. A 50-basis point increase or decrease in the risk-free rate would cause the fair value of the Earn Out Units to change by approximately $0.8 million and $(0.9) million, respectively. A 10% increase or decrease to the expected equity volatility would cause the fair value of the Earn Out Units to change by approximately $1.3 million and $(1.0) million, respectively. The achievement of certain contractual terms would also impact the fair value of the Earn Out Units; for example, Triggering Event I occurs if Intuitive Machines is awarded the OMES III Contract by NASA.

H.	Reflects the elimination of IPAX’s historical retained earnings at Closing.

I.	Immediately following the Business Combination, the economic interests held by the noncontrolling interest (comprising Intuitive Machines OpCo Common Units issued at Closing) were approximately 76.4%. The following table shows the economic interest of Intuitive Machines OpCo immediately following the Closing of the Business Combination:

Intuitive Machines OpCo Common Units

	Units	%
Intuitive Machines	21,031,804	23.6%
Intuitive Machines OpCo Members	68,155,203	76.4%
Total Common Units	89,187,007	100.0%

The percentage representing the noncontrolling interest was calculated as Intuitive Machines OpCo Common Units issued at Closing of 68,155,203 divided by 89,187,007, which is the sum of shares of Intuitive Machines Class A Common Stock and Intuitive Machines OpCo Common Units that were outstanding following the Business Combination, inclusive of the shares that will be issued under the Equity Facility.

Net assets attributable to the noncontrolling interest is ($35.0) million (i.e., 76.4% of net assets of ($45.8) million).

J.	Represents the issuance of approximately 5.2 million shares of Intuitive Machines Class A Common Stock to CFPI and proceeds of $50.0 million related to the Equity Facility. While Intuitive Machines has no obligation under the Equity Facility, their intent is to fully exercise their right under the agreement to maintain at least $105.0 million in cash coming into the business as a result of the Business Combination. There are no conditions or circumstances under which the additional 5.1 million shares would not be issued. These shares will be issued at a price of 97.5% of VWAP. The 5.1 million shares related to the Equity Facility will not be considered outstanding for legal purposes because they will not be issued concurrently with Closing. However, because the intent is to issue the shares and as the executed agreement is in place, it was determined to be appropriate to reflect the expected issuance of these shares for accounting purposes as part of the unaudited pro forma financial information. Intuitive Machines will also issue 0.1 million shares of Intuitive Machines Class A Common Stock to CFPI for the Commitment shares and record a nonrecurring expense in the amount of $1.0 million related to this issuance. Prior to and at the time of the issuance of any such shares, Intuitive Machines will need to comply with the conditions set forth in the Cantor Purchase Agreement.

K.	Represents the recognition of a prepaid forward instrument and the cash paid to counterparties for the prepayment associated with the instrument, which includes a transaction fee for the instrument of $0.8 million. The agreements associated with this instrument are provided as an annex to the Current Report at Exhibits 10.10 and 10.11. The counterparties own 2.5 million shares at Closing that are subject to the contract and which will not be redeemed. Intuitive Machines will provide $10.48 per share to the counterparties in the form of a prepayment, which is comprised of $10.18 per share paid at Closing directly from the Trust Account and an additional $0.30 per share paid by Intuitive Machines for the transaction fee paid to the counterparties. The contracts with the counterparties are currently being assessed pursuant to ASC 815-40 to determine if they meet the conditions for equity classification. For purposes of the pro formas we have treated the prepaid forward as a financial instrument classified outside of equity, which will be recorded at fair value and remeasured at each reporting period. The accounting treatment with regard to this instrument will be finalized within the amended filing of this Current Report. The prepaid forward was valued using the Black-Scholes method, resulting in a valuation of $23.1 million, and the remaining $2.3 million has been recorded as a loss on the contract. The transaction fee to the counterparties was recorded as an expense.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the fiscal year ended December 31, 2021 are as follows:

AA. Reflects the elimination of interest income earned on the Trust Account.

BB.	Represents the estimated tax impact from adjustments related to the Business Combination. Following the Business Combination, Intuitive Machines OpCo will continue to be treated as a partnership for U.S. federal and state income tax purposes. Thus, its income and loss will flow through to its partners, including Intuitive Machines and will generally be taxable at the partner level. The adjustment is based on current tax expense and is computed as estimated pro forma taxable income of Intuitive Machines times the controlling interest ownership percentage which is then multiplied by the pro forma tax rate. The pro forma tax rates equals the U.S. federal statutory rate and an apportioned state tax rate. No deferred taxes are included in the pro forma tax provision because Intuitive Machines is not more likely than not to benefit from the related deferred tax assets.

CC.	Immediately following the Business Combination, the economic interests held by the noncontrolling interest (comprising Intuitive Machines OpCo Common Units at Closing) were approximately 76.4%. The percentage representing the noncontrolling interest was calculated as Intuitive Machines OpCo Common Units issued at Closing of 68,155,203 divided by 89,187,007, which is the sum of shares of Intuitive Machines Class A Common Stock and Intuitive Machines OpCo Common Units that were outstanding following the Business Combination, inclusive of the shares that will be issued under the Equity Facility.

For the nine months ended September 30, 2022, net losses attributable to the noncontrolling interest will be $17.4 million (i.e., 76.4% of net losses of $22.8 million).

For the year ended December 31, 2021, net losses attributable to the noncontrolling interest will be $29.7 million (i.e., 76.4% of net losses of $38.9 million).

DD.	Reflects the nonrecurring expense associated with issuance of equity to CFPI; the balance sheet impact related to this expense is reflected at adjustment (J).

EE.	Reflects the nonrecurring expense associated with recognition of the prepaid forward; the balance sheet impact related to this expense is reflected at adjustment (K).

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

(in thousands, except share and per share data)	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Pro forma net loss attributable to shareholders	$(5,368)	$(9,161)
Pro forma weighted average Class A Common Stock outstanding - basic and diluted(1)(2)	21,031,804	21,031,804
Pro forma Class A Common Stock loss per share(1)	$(0.26)	$(0.44)
Pro forma weighted average preferred shares outstanding(3)	26,000	26,000

(1)	Excludes IPAX’s 16,487,500 Public Warrants and 6,845,000 Private Placement Warrants from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect.

(2)	Includes 5.1 million shares to be issued to CFPI, which are not legally issued and outstanding as of Closing. See adjustment (J) for further details related to this arrangement.

(3)	The preferred shares are participating securities; however, the preferred shares do not share in losses. As the company is in a loss position, no loss was allocated to these shares.

The following table includes all potentially dilutive securities that are excluded from pro forma net losses for each period:

Potentially dilutive securities

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Intuitive Machines OpCo Members	68,140,188	68,140,188
Other Intuitive Machines OpCo	1,844,719	1,844,719
Working Capital Loan Warrantholders	1,500,000	1,500,000
Public Warrantholders	16,487,500	16,487,500
Private Placement Warrantholders	6,845,000	6,845,000
PIPE Investors	2,166,667	2,166,667
PIPE Warrants	541,667	541,667
Earnout Units	10,000,000	10,000,000